Exhibit 4.2

DESCRIPTION OF COMMON STOCK

General

The following description summarizes the terms of our common stock. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description of the matters set forth in this “Description of Common Stock,” you should refer to our second amended and restated certificate of incorporation and our amended and restated bylaws, as amended, which are included as exhibits to our Annual Report on Form 10-K, and to the applicable provisions of the Delaware General Corporation Law. Our second amended and restated certificate of incorporation authorizes us to issue 100,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share. Our board of directors is authorized, without stockholder approval except as required by the listing standards of The Nasdaq Stock Market LLC, to issue additional shares of our capital stock. In addition, our board of directors may, without further action by our stockholders, designate the rights, preferences, privileges, and restrictions of our preferred stock in one or more series. Any preferred stock that is designated and issued in the future may have voting or conversion rights that could have the effect of restricting dividends on our shares of common stock, diluting the voting power of our shares of common stock, impairing the rights of our shares of common stock in the event of our dissolution, liquidation or winding-up or otherwise adversely affect the rights of holders of our shares of common stock.

Voting Rights

Common stockholders are entitled to one vote per share for the election of directors and on all other matters that require stockholder approval, and do not have cumulative voting rights.

Dividends

Subject to any preferential rights of outstanding preferred stock, holders of our common stock are entitled to share ratably in any dividends declared by our board of directors on the common stock and paid out of funds legally available for such dividends.

Distribution on Dissolution

Subject to any preferential rights of outstanding preferred stock, in the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in any assets remaining after payment of liabilities and the liquidation preferences of any outstanding preferred stock.

Rights and Preferences

Our common stock does not carry any preemptive rights enabling a holder to subscribe for, or receive shares of, our common stock or any other securities convertible into shares of our common stock. There are no redemption rights or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of our common stock may be subject to and adversely affected by any series of our preferred stock that we may designate and issue in the future.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Limited.

Stock Exchange Listing

Our common stock is listed on the Nasdaq Global Market under the symbol “PRTS”.

Anti-Takeover Provisions

Delaware Law. We are subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder. Generally, a “business combination” includes a merger, asset sale or other transaction resulting in a financial benefit to the stockholder. An “interested stockholder” is a person who either owns 15% or more of our outstanding voting stock or, together with affiliates and associates, owns or, within three prior years, did own, 15% or more of our outstanding voting stock. These restrictions do not apply if:

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before the date that the person became an “interested stockholder,” our board of directors approved either the “business combination” or the transaction which makes the person an “interested stockholder”;

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the “interested stockholder” owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (i) shares owned by persons who are directors and also officers and (ii) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

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on or after the date that the person became an “interested stockholder,” the business combination is approved by (i) our board of directors and (ii) authorized at an annual or special meeting of our stockholders by the affirmative vote of at least 66 2/3% of our outstanding voting stock that is not owned by the “interested stockholder.”

The statute could have the effect of delaying, deferring, or preventing a change in control.

Bylaw and Certificate of Incorporation Provisions. Our amended and restated bylaws, as amended, provide that special meetings of our stockholders may be called exclusively by a majority of our board of directors or the chairman of our board of directors. Our amended and restated bylaws also include detailed information requirements that must be satisfied in connection with stockholder nominations for directors, with respect to both the relevant stockholder and the director nominee. Our second amended and restated certificate of incorporation (i) provides for a board comprised of three classes of directors with each class serving a staggered three-year term, (ii) authorizes our board of directors to issue preferred stock from time to time, in one or more classes or series, without stockholder approval, (iii) requires the approval of at least two-thirds of the outstanding voting stock to amend certain provisions of our second amended and restated certificate of incorporation and our amended and restated bylaws, as amended, and (iv) does not include a provision for cumulative voting for directors. Under cumulative voting, a minority stockholder holding a sufficient percentage of a class of shares may be able to ensure the election of one or more directors.

Additionally, our amended and restated bylaws, as amended, provide that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors or officers to our company or our stockholders, (iii) any action asserting a claim against our company arising pursuant to any provision of the Delaware General Corporation Law or our amended and restated certificate of incorporation or our amended and restated bylaws, as amended, or (iv) any action asserting a claim against our company governed by the internal affairs doctrine; provided that this choice of forum provision does not apply to suits brought to enforce a duty or liability created by the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction.

These and other provisions contained in our second amended and restated certificate of incorporation and amended and restated bylaws, as amended, could delay or discourage transactions involving an actual or potential change in control of us or our management, including transactions in which stockholders might otherwise receive a premium for their shares over then current prices. Such provisions could also limit the ability of stockholders to remove current management or approve transactions that stockholders may deem to be in their best interests and could adversely affect the price of our common stock.

Tax Benefits Preservation Plan

On April 5, 2024, we entered into the Tax Benefits Preservation Plan (the “Plan”) with Computershare Trust Company, N.A., as rights agent (the “Rights Agent”), and our Board of Directors (the “Board”) declared a dividend of one Series B Junior Participating Preferred Stock purchase right (the “Rights”) for each outstanding share of our common stock, under the terms of the Plan. The dividend was payable on April 16, 2024 to the stockholders of record as of the close of business on April 16, 2024 (the “Record Date”). Each Right entitles the registered holder to purchase from us one one-thousandth of a share of Series B Junior Participating Preferred Stock, par value $0.001 per share (“Preferred Stock”), at a price of $11.13 per one one-thousandth of a share of Preferred Stock (the “Purchase Price”), subject to adjustment.

Until the close of business on the earlier to occur of (i) the tenth business day following the public announcement that a person or group has become an “Acquiring Person” by acquiring or obtaining the right to acquire beneficial ownership of 4.99% or more of the outstanding shares of common stock (or the Board becoming aware of an Acquiring Person, as defined in the Plan) or (ii) the tenth business day following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in a person or group becoming an “Acquiring Person”, in each case with certain exceptions (the earlier of such dates being called the “Distribution Date”), the Rights will be evidenced, with respect to common stock certificates outstanding as of the Record Date (or any book-entry shares in respect thereof), by such common stock certificate (or registration in book-entry form), and the Rights will be transferable only in connection with the transfer of common stock. Notwithstanding the foregoing, any person or group that beneficially owns 4.99% or more of the outstanding shares of common stock immediately prior to the first public announcement of the Plan (an “Existing Holder”) will not be deemed an Acquiring Person under the Plan unless and until such person or group acquires beneficial ownership of one or more additional shares of common stock. However, if upon acquiring beneficial ownership of one or more additional shares of common stock, the Existing Holder does not beneficially own 4.99% or more of the common stock then outstanding, the Existing Holder will not be treated as an Acquiring Person for purposes of the Plan. The Board (or a committee thereof) may, in its sole discretion, exempt any person or group from being deemed an Acquiring Person for purposes of the Plan if the Board determines that such person’s or group’s ownership of common stock will not jeopardize or endanger the value or availability of certain tax attributes (the “Tax Attributes”), or if the Board in good faith determines that such person shall be an exempt person.

The Plan provides that, until the Distribution Date (or earlier expiration or redemption of the Rights), the Rights will be attached to and will be transferred with and only with the common stock. Until the Distribution Date (or the earlier expiration or redemption of the Rights), new shares of common stock issued after the Record Date upon transfer or new issuances of common stock will contain a notation incorporating the Plan by reference (with respect to shares represented by certificates) or notice thereof will be provided in accordance with applicable law (with respect to uncertificated shares). Until the Distribution Date (or earlier expiration or redemption of the Rights), the surrender for transfer of any certificates representing shares of common stock outstanding as of the Record Date or the transfer by book-entry of any uncertificated shares of common stock, will also constitute the transfer of the Rights associated with such shares. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights (“Right Certificates”) will be mailed to holders of record of the common stock as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.

The Rights are not exercisable until the Distribution Date. The Rights will expire upon the earliest of: (i) the close of business on the third anniversary of the adoption of the Plan (the “Final Expiration Date”); (ii) the close of business on the first anniversary of the date of the adoption of the Plan if stockholder approval of the Plan is not obtained prior to such date; (iii) the time at which the Rights are redeemed pursuant to the Plan, (iv) the time at which the Rights are exchanged pursuant to the Plan; (v) the closing of any merger or other acquisition transaction pursuant to an agreement approved by the Board; (vi) the close of business on the effective date of the repeal of Section 382 of the Internal Revenue Code if the Board determines that the Plan is no longer necessary or desirable for the preservation of the Tax Attributes; or (vii) the close of business on the first day of a taxable year to which the Board determines that no Tax Attributes may be carried forward or otherwise utilized.

The Purchase Price payable, and the number of shares of Preferred Stock or other securities or property issuable, upon exercise of the Rights is subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Stock, (ii) upon the grant to holders of the Preferred Stock of certain rights or warrants to subscribe for or purchase Preferred Stock at a price, or securities convertible into Preferred Stock with a conversion price, less than the then-current market price of the Preferred Stock or (iii) upon the distribution to holders of the Preferred Stock of evidences of indebtedness or assets (excluding regular periodic cash dividends or dividends payable in Preferred Stock) or of subscription rights or warrants (other than those referred to above).

The number of outstanding Rights is subject to adjustment in the event of a stock dividend on the common stock payable in shares of common stock or subdivisions, consolidations or combinations of the common stock occurring, in any such case, prior to the Distribution Date.

Shares of Preferred Stock purchasable upon exercise of the Rights will not be redeemable. Each share of Preferred Stock will be entitled, when, as and if declared, to a minimum preferential quarterly dividend payment of the greater of (a) $10.00 per share, and (b) an amount equal to 1,000 times the dividend declared per share of common stock, subject to adjustment. In the event of liquidation, dissolution or winding up, the holders of the Preferred Stock will be entitled to a minimum preferential payment of the greater of (a) $10.00 per share (plus any accrued but unpaid dividends), and (b) an amount equal to 1,000 times the payment made per share of common stock. Each share of Preferred Stock will have 1,000 votes, voting together with the common stock. Finally, in the event of any merger, consolidation or other transaction in which outstanding shares of common stock are converted or exchanged, each share of Preferred Stock will be entitled to receive 1,000 times the amount received per share of common stock. These rights are protected by customary antidilution provisions.

Because of the nature of the Preferred Stock’s dividend, liquidation and voting rights, the value of the one one-thousandth interest in a share of Preferred Stock purchasable upon exercise of each Right should approximate the value of one share of common stock.

In the event that any person or group becomes an Acquiring Person, each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereupon become null and void), will thereafter have the right to receive upon exercise of a Right (including payment of the Purchase Price) that number of shares of common stock having a market value of two times the Purchase Price.

At any time after any person or group becomes an Acquiring Person but prior to the acquisition by such Acquiring Person of beneficial ownership of 50% or more of the voting power of the shares of common stock then outstanding, the Board may exchange the Rights (other than Rights owned by such Acquiring Person, which will have become null and void), in whole or in part, for shares of common stock or Preferred Stock (or a series of our preferred stock having equivalent rights, preferences and privileges), at an exchange ratio of one share of common stock, or a fractional share of Preferred Stock (or other stock) equivalent in value thereto, per Right (subject to adjustment for stock splits, stock dividends and similar transactions).

With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional shares of Preferred Stock or common stock will be issued (other than fractions of Preferred Stock, which may, at our election, be evidenced by depositary receipts), and in lieu thereof an adjustment in cash will be made based on the current market price of the Preferred Stock or the common stock.

At any time prior to the earlier of (i) the time an Acquiring Person becomes such and (ii) the Final Expiration Date, the Board may redeem the Rights in whole, but not in part, at a price of $0.001 per Right (the “Redemption Price”) payable, at our option, in cash, shares of common stock or such other form of consideration as the Board shall determine. The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Board in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

For so long as the Rights are then redeemable, we may amend the Plan in any manner. After the Rights are no longer redeemable, we may amend the Plan in any manner that does not (i) adversely affect the interests of holders of the Rights as such (other than the Acquiring Person or any associate or affiliate thereof) and (ii) cause the Rights again to become redeemable or cause the Plan again to become amendable as to an Acquiring Person (or any associate or affiliate thereof).

Until a Right is exercised or exchanged, the holder thereof, as such, will have no rights as a stockholder, including, without limitation, the right to vote or to receive dividends.